Exhibit 10.9

THE WORNICK COMPANY

Assets Purchase and Sale Contract

Table of Contacts

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Assets Purchase and Sale Contract

PARTIES:

The parties to this Contract (“this Contract”) are:

(i)                                     The Wornick Company, a Nevada business corporation qualified to do business in Ohio (herein called “Wornick”);

(ii)                                  The Wornick Company Right Away Division, a Nevada corporation (herein called “TWCRAD”);

(iii)                               The Wornick Company Right Away Division, L.P., a Texas limited partnership (herein called “TWCRADLP”);

(iv)                              Right Away Management Corporation, a Texas business corporation (herein called “RAMCO”);

(v)                                 The Wornick Company, a Delaware corporation (herein called “Buyer”); and

(vi)                              Veritas Capital Management II, LLC (“Veritas”), a Related Person of Buyer.

(Wornick, TWCRAD, TWCRADLP and RAMCO shall each be individually referred to herein as a “Seller” and shall be collectively referred to herein as “Sellers”.)

PREMISES:

1.                                       Subject.

The subject of this Contract is the purchase by Buyer from Sellers, and the sale by Sellers to Buyer, of Sellers’ business as a going concern including substantially all operating assets of Sellers.

2.                                       Definitions.

Certain terms when capitalized in this Contract shall have the meanings defined in the “Schedule of Definitions” attached hereto as Schedule 1.

3.                                       Exhibits.

All Schedules and Exhibits listed in the “Index of Schedules and Exhibits” attached hereto are a part of this Contract.

4.                                       Wornick.

All of the issued and outstanding capital stock of Wornick is owned by First Bankers Trust Company, Trustee of The Wornick Company Employee Stock Ownership Trust (“ESOT”).  Wornick has elected “S Corp” status for federal income tax purposes.  Wornick has three subsidiaries, each of which has elected to be a “Qualified S Corp Subsidiary” (“QSSS”) The existence of each subsidiary is disregarded for federal income tax purposes.

THIS CONTRACT:

1.                                       Effective Date

The effective date of this Contract is the date upon which all parties shall have executed this Contract, as indicated by the later of the respective dates below the respective signature blocks.

2.                                       Sale and Transfer of Assets; Closing

2.1.                              ASSETS TO BE SOLD

Upon the terms and subject to the conditions set forth in this Contract, at the Closing, but effective as of the Effective Time, Sellers shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in and to all of Sellers’ property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, which relate to the business of Sellers as a going concern, including the following (but excluding the Excluded Assets):

(a)                                  all Leasehold Real Property, including the leasehold estates (i) of Wornick described in Schedule 3.6(a) and (ii) of TWCRADLP described in Schedule 3.6(b);

(b)                                 all Tangible Personal Property, including those items of Wornick and TWCRADLP respectively described in Schedule 2.1(b);

(c)                                  all Inventories;

(d)                                 all Seller Contracts, including those listed in Schedule 3.16(a) and the Non-compete Contracts listed in Schedule 3.19(a), and all outstanding offers or solicitations made by or to Sellers to enter into any Contract and all of the foregoing entered into by Sellers after the date hereof and on or prior to the Closing Date;

(e)                                  all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Schedule 3.13(b);

(f)                                    all data and Records related to the operations of Sellers, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(h);

(g)                                 all of the intangible rights and property of Sellers, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses and listings and those items listed in Schedule 3.21(d);

(h)                                 all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless expended in accordance with this Contract;

(i)                                     all claims of Sellers against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(i), except as excluded in Section 2.2(a), 2.2(b), 2.2(e) and 2.2(i);

(j)                                     all rights of Sellers relating to deposits and prepaid expenses, claims for refunds and other economic benefits and rights to offset in respect thereof that are not listed in Schedule 2.2(e) and that are not excluded under Section 2.2(i);

(k)                                  all management information systems, including hardware and software, research material, technical information, trade secrets, technology, know-how, specifications, designs, drawings and processes and quality control data;

(l)                                     all of the goodwill and going concern value of Sellers’ business; and

(m)                               all other properties, tangible and intangible, not otherwise referred to above, which are owned by Sellers or in which Sellers have an interest or which are used or useful in the operation of Sellers’ business or relate to the Assets, other than those, if any, which constitute Excluded Assets or relate exclusively to the Excluded Assets.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Contract shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

2.2.                              EXCLUDED ASSETS

Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Contract, the following assets of Sellers (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets, and shall remain the property of Sellers after the Closing:

(a)                                  all cash, cash bank accounts, investment accounts, certificates of deposit, treasury notes and bills, and other cash equivalents;

(b)                                 all Accounts Receivable and notes receivable, together with any collateral securing the repayment thereof;

(c)                                  all minute books, stock Records and corporate seals and other corporate records and software related to Sellers’ corporate affairs, the ESOT, and tax matters;

(d)                                 shares of capital stock of Sellers held in treasury;

(e)                                  those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect thereof listed in Schedule 2.2(e);

(f)                                    all insurance policies and rights thereunder (except to the extent specified in Section 2.1(h) and 2.1(i));

(g)                                 all of the Seller Contracts listed in Schedule 2.2(g));

(h)                                 all personnel Records and other Records that each Seller is required by law to retain in its possession;

(i)                                     all claims for refund of Taxes and other governmental charges of whatever nature;

(j)                                     all rights in connection with any assets of the Employee Benefit Plans;

(k)                                  all rights of Sellers under this Contract, the Bill of Sale, and the Assignment and Assumption Agreement;

(l)                                     the property and assets expressly designated in Schedule 2.2(l); and.

(m)                               all of Sellers’ personal property, including office furnishings, furniture, equipment, and Sellers’ corporate files and records, which is located in Suite 910, 3900 North Tenth Street, McAllen, Texas 78501.

2.3.                              CONSIDERATION

(a)                                  The consideration for the Assets (the “Purchase Price”) will be (a) One Hundred Fifty-Five Million dollars ($155,000,000) plus or minus the Adjustment Amount and (b) the assumption of the Assumed Liabilities.

(b)                                 In accordance with Section 2.7(b), at the Closing, the Purchase Price, prior to adjustment on account of the Adjustment Amount, shall be delivered by Buyer as follows: (i) One Hundred Forty-Five Million Dollars ($145,000,000) by wire transfer to Sellers; and (ii)  Ten Million Dollars ($10,000,000) by wire transfer to an Escrow Agent mutually satisfactory to Sellers and Buyer (the “Escrow Agent”) to hold in accordance with the terms and conditions of an escrow agreement in form and substance mutually satisfactory to Sellers and Buyer (the “Escrow Agreement”), providing for, among other things, termination of the Escrow Agreement on October 31, 2005.

(c)                                  In the event the Closing does not occur within ten (10) business days of the receipt of the required approvals described in Sections 7.8 and 8.6 of this Contract, Veritas shall cause Buyer to deposit the sum of Five Million Dollars ($5,000,000) (the “Deposit”) in escrow with an escrow agent mutually satisfactory to Sellers and Buyer to hold in accordance with the terms and conditions of an escrow agreement in form and substance mutually satisfactory to Sellers and Buyer.  Unless this Contract shall be terminated pursuant to Section 9.1, on the Closing Date the Deposit shall be released to Sellers as partial payment of the Purchase Price and the amount payable by Buyer to Sellers at the Closing pursuant to Section 2.3(b) shall be reduced by the amount of the Deposit.  In the event the Closing does not occur as a result of the Breach by Buyer of its obligations under this Contract, Sellers shall be entitled to receive the Deposit as liquidated damages.  Buyer and Sellers hereby acknowledge that the amount of damages which would be incurred by Sellers as a result of Buyer’s Breach of this Contract are difficult to ascertain and that the amount of liquidated damages provided for by this Section 2.3(c) are reasonable.  Notwithstanding anything to the contrary contained in this Contract (including, without limitation, Sections 9.2 and 13.5), Buyer shall have no other liability to Sellers in the event the Closing does not occur.  In the event the Closing does not occur other than as a result of the Breach by Buyer of its obligations under this Contract, the Deposit shall be returned to Buyer.

2.4.                              LIABILITIES

(a)                                  Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Sellers, in each case, to the extent related exclusively or primarily to the business of Sellers or the Assets and subject to the contrary provisions of Section 2.4(b)  (the “Assumed Liabilities”):

(i)                                     any Liability to Sellers’ customers incurred by Sellers in the Ordinary Course of Business for nondelinquent orders outstanding as of the Effective Time reflected on Sellers’ books (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(ii)                                  any Liability to Sellers’ customers under written warranty agreements in the forms disclosed in Schedule 2.4(a)(ii) given by Sellers to their customers in the Ordinary Course of Business prior to the Effective Time

(other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iii)                               any Liability arising after the Effective Time under the Seller Contracts (but not including the Seller Contracts in Items Nos. 25, 26 and 27 in Schedule 3.16(a) or any other Seller Contracts relating exclusively to the Excluded Assets or the Retained Liabilities) and the Seller Non-compete Contracts described in Schedule 3.19(a) (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iv)                              any Liability of Sellers arising after the Effective Time under any Seller Contract included in the Assets that is entered into by Sellers after the date hereof in accordance with the provisions of this Contract (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time); and

(v)                                 any Liability of Sellers described in Schedule 2.4(a)(v).

(b)                                 Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Sellers. “Retained Liabilities” shall mean every Liability of Sellers other than those that expressly constitute Assumed Liabilities, including:

(i)                                     any Liability arising out of or relating to products of Sellers to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a)(i), (ii), (iii) or (iv);

(ii)                                  any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii)                               any Liability for Taxes, including (A) any Taxes arising as a result of Sellers’ operation of its business or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Contract and (C) any deferred Taxes of any nature;

(iv)                              any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Sellers’ credit facilities or any security interest related thereto;

(v)                                 any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Sellers’ business or Sellers’ leasing, ownership or operation of real property;

(vi)                              any Liability under the Employee Benefit Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Sellers’ employees or former employees or both;

(vii)                           any Liability under any employment, severance, retention or termination agreement with any employee of Sellers or any of their Related Persons;

(viii)                        any Liability arising out of or relating to any employee grievance asserted prior to Closing whether or not the affected employees are hired by Buyer;

(ix)                                any Liability of Sellers to any shareholder or Related Person of Sellers or any shareholder;

(x)                                   any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Sellers;

(xi)                                any Liability to distribute to any of Sellers’ shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)                             any Liability arising out of any Proceeding pending as of the Effective Time;

(xiii)                          any Liability arising out of any Proceeding commenced after the Effective Time and arising out of or relating to any occurrence or event happening, existing or arising prior to the Effective Time;

(xiv)                         any Liability arising out of or resulting from Sellers’ compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)                            any Liability of Sellers under this Contract or any other document executed in connection with the Contemplated Transactions;

(xvi)                         any Liability of Sellers based upon Sellers’ acts or omissions occurring after the Effective Time;

(xvii)                      Liability for all notes payable, Trade Accounts Payable, other accounts payable, and Accrued Expenses;

(xviii)                   any Liability that does not exclusively or primarily arise out of or is not exclusively or primarily related to the business of Sellers or the Assets; and

(xix)                           any Liability which is assumed by, or which is otherwise the responsibility of, Sellers pursuant to this Contract or any other document executed in connection with the Contemplated Transactions.

2.5.                              ALLOCATION

The Purchase Price shall be allocated in accordance with Schedule 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare and deliver IRS Form 8594 to Sellers within forty-five (45) days after the Closing

Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Sellers shall contend or represent that such allocation is not a correct allocation.

2.6.                              CLOSING

The purchase and sale provided for in this Contract (the “Closing”) will take place at the offices of Winston & Strawn LLP, 200 Park Avenue, New York, New York 10166, commencing at 10:00 a.m. (local time) on the later of (a) February 27, 2004, or (b) the date that is five (5) Business Days following the termination of the applicable waiting period under the HSR Act, unless Buyer and Sellers otherwise agree. Subject to the provisions of Article 9, failure to consummate the purchase and sale provided for in this Contract on the date and time and at the place determined pursuant to this Section 2.6 will not result in the termination of this Contract and will not relieve any party of any obligation under this Contract. In such a situation, the Closing will occur as soon as practicable, subject to Article 9.

2.7.                              CLOSING OBLIGATIONS

In addition to any other documents to be delivered under other provisions of this Contract, at the Closing:

(a)                                  Sellers shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)                                     a bill of sale for all of the Assets that are Tangible Personal Property in form and substance mutually satisfactory to Sellers and Buyer (the “Bill of Sale”) executed by Sellers;

(ii)                                  an assignment of all of the Assets that are intangible personal property in form and substance mutually satisfactory to Sellers and Buyer, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Sellers;

(iii)                               for each interest in Leasehold Real Property identified on Schedule 3.6, an Assignment and Assumption of Lease in form and substance mutually satisfactory to Sellers and Buyer or such other appropriate document or instrument of transfer, as the case may require, each in form and substance reasonably satisfactory to Buyer and its counsel and executed by Sellers;

(iv)                              assignments of all Intellectual Property Assets and separate assignments of all registered Marks in form and substance mutually satisfactory to Sellers and Buyer executed by Sellers;

(v)                                 such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Sellers;

(vi)                              a certificate executed by each Seller as to the accuracy of its representations and warranties as of the date of this Contract and as of the Closing in accordance with Section 7.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

(vii)                           a certificate of the Secretary of each Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of such Seller, certifying and attaching all requisite resolutions or actions of such Seller’s board of directors and shareholders approving the execution and delivery of this Contract and the consummation of the Contemplated Transactions and the change of name contemplated by Section 5.9 and certifying to the incumbency and signatures of the officers of such Seller executing this Contract and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of such Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body; and

(viii)                        the Escrow Agreement executed by Sellers and the Escrow Agent.

(b)                                 Buyer shall deliver to Sellers and the Escrow Agent, respectively, as hereinafter provided:

(i)                                     One Hundred Forty-Five Million and No/100ths dollars ($145,000,000) by wire transfer to an account specified by Sellers in a writing delivered to Buyer at least three (3) business days prior to the Closing Date, and Ten Million and No/100ths dollars ($10,000,000) by wire transfer to the account of the Escrow Agent pursuant to the Escrow Agreement;

(ii)                                  the Assignment and Assumption Agreement executed by Buyer;

(iii)                               a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Contract and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

(iv)                              a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Contract and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Contract and any other document relating to the Contemplated Transactions; and

(v)                                 the Escrow Agreement, executed by Buyer and the Escrow Agent.

2.8.                              ADJUSTMENT AMOUNT AND PAYMENT

The “Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Inventories and Fixed Assets Capital from the Initial Inventories and Fixed Assets Capital. If the Adjustment Amount is positive, the Adjustment Amount shall be paid by wire transfer by Sellers to an account specified by Buyer. If the Adjustment Amount is negative, the difference between the Closing Inventories and Fixed Assets Capital and the Initial Inventories and Fixed Assets Capital shall be paid by wire transfer by Buyer to an account specified by Sellers. All payments shall be made together with interest at the rate of The Wall Street Journal “Prime Rate”, as published in its “Money Rates” section, which interest shall begin accruing on the Closing Date and end on the date that the payment is made. Within three (3) business days after the calculation of the Closing Inventories and Fixed Assets Capital becomes binding and conclusive on the parties pursuant to Section 2.9, Sellers or Buyer, as the case may be, shall make the wire transfer payment provided for in this Section 2.8.

2.9.                              ADJUSTMENT PROCEDURE

(a)                                  “Inventories and Fixed Assets Capital” as of a given date shall mean the combined value of all Inventories and Fixed Assets of Sellers as of that date. For reference, the Inventories of Sellers as of November 1, 2003 was Twenty-Seven Million Five Hundred Twelve Thousand Eight Hundred dollars ($27,512,800) and the Fixed Assets of Sellers as of November 1, 2003 was Twenty-One Million Seven Hundred Seventy-Eight Thousand Four Hundred dollars ($21,778,400) for a total of Forty-Nine Million Two Hundred Ninety-One Thousand Two Hundred dollars ($49,291,200) (the “Initial Inventories and Fixed Assets Capital”).

(b)                                 Sellers have prepared and delivered to Buyer a consolidated statement of the Initial Inventories and Fixed Assets Capital of Sellers as at November 1, 2003, on the same basis and applying the same accounting principles, policies and practices that were used in preparing the Balance Sheet, including the principles, policies and practices set forth on Schedule 2.9(b).  Buyer shall determine the Inventories and Fixed Assets Capital as of the Closing (the “Closing Inventories and Fixed Assets Capital”)  using the same methodology as was used to calculate the Initial Inventories and Fixed Assets Capital, except that a sum equal to the deduction for depreciation for the period November 1, 2003 through November 29, 2003 will be added back to the Fixed Assets Capital account to determine Closing Inventories and Fixed Assets Capital for purposes of the adjustment, if any, to be made pursuant to Section 2.8 above. Buyer shall deliver its determination of the Closing Inventories and Fixed Assets Capital to Sellers within sixty (60) days following the Closing Date.

(c)                                  If within thirty (30) days following delivery of the Closing Inventories and Fixed Assets Capital calculation Sellers shall not have given Buyer written notice of its objection as to the Closing Inventories and Fixed Assets Capital calculation (which notice shall state the basis of Sellers’ objection), then the Closing Inventories and Fixed Assets Capital calculated by Buyer shall be binding and conclusive on the parties and be used in computing the Adjustment Amount.

(d)                                 If Sellers duly shall give Buyer such notice of objection, and if Sellers and Buyer shall fail to resolve the issues outstanding with respect to the calculation of the Closing Inventories and Fixed Assets Capital within thirty (30) days of Buyer’s receipt of Sellers’ objection notice, Sellers and Buyer shall submit the issues remaining in dispute to a mutually acceptable nationally recognized independent public accounting firm (the “Independent Accountants”) for resolution applying the principles, policies and practices referred to in Section 2.9(b). If issues are submitted to the Independent Accountants for resolution, (i) Sellers and Buyer shall furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the disputed issues as the Independent Accountants may request and are available to that party or its agents and shall be afforded the opportunity to present to the Independent Accountants any material relating to the disputed issues and to discuss the issues with the Independent Accountants; (ii) the determination by the Independent Accountants, as set forth in a notice to be delivered to both Sellers and Buyer within sixty (60) days of the submission to the Independent Accountants of the issues remaining in dispute, shall be final, binding and conclusive on the parties and shall be used in the calculation of the Closing Inventories and Fixed Assets Capital; and (iii) Sellers and Buyer will each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination.

2.10.                        CONSENTS

(a)                                  If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may waive the closing conditions as to any such Material Consent and either:

(i)                                     elect to have Sellers continue their efforts to obtain the Material Consents; or

(ii)                                  elect to have Sellers retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

If Buyer elects to have Sellers continue their efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Contract nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, Sellers shall use Best Efforts (at their expense) to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable. Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the economic and operational equivalent of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Sellers against a third party thereunder). Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Sellers shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).  Specifically, without limitation, the parties recognize that it will be appropriate to seek and obtain novation of each Seller Contract with the United States Government after Closing; and Sellers and Buyer will in good faith cooperate in efforts to promptly obtain government approval of such novations.

(b)                                 If there are any Consents not listed on Schedule 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which shall not yet have been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:

(i)                                     accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Sellers, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Contract; or

(ii)                                  reject the assignment of such Restricted Nonmaterial Contract, in which case, notwithstanding Sections 2.1 and 2.4, (A) neither this Contract nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Sellers shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

3.                                       Representations and Warranties of Sellers

Sellers jointly and severally represent and warrant to Buyer the following as of the date hereof and as of the Closing Date.

3.1.                              ORGANIZATION AND GOOD STANDING

(a)                                  Schedule 3.1(a) contains a complete and accurate list of Wornick’s and its QSSS’s jurisdiction of incorporation or other organization, as the case may be, and any other jurisdictions in which it and they are qualified to do business.  Wornick,

TWCRAD and RAMCO are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation.  TWCRADLP is a limited partnership duly organized, validly existing and in good standing under the law of its jurisdiction of organization.  Each Seller has full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under this Contract and the Seller Contracts, as applicable.  Each Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)                                 Complete and accurate copies of the Governing Documents of Wornick, TWCRAD, RAMCO, and TWCRADLP, as currently in effect, have been delivered to Buyer.

(c)                                  Wornick has no Subsidiary other than the QSSSs and, except as disclosed in Schedule 3.1(c), does not own any shares of capital stock or other securities of any other Person.

3.2.                              ENFORCEABILITY; AUTHORITY; NO CONFLICT

(a)                                  Subject to the required approvals described in Sections 7.8 and 8.6, (i) this Contract constitutes the legal, valid and binding obligation of each Seller, enforceable against it in accordance with its terms; (ii) upon the execution and delivery by Sellers of each agreement to be executed or delivered by any or all of Sellers at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Sellers enforceable against each of them in accordance with its terms; and (iii) each Seller has the absolute and unrestricted right, power and authority to execute and deliver this Contract and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Contract and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by such Seller’s shareholders and board of directors.

(b)                                 Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Contract nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)                                     Breach (A) any provision of any of the Governing Documents of Sellers or (B) any resolution adopted by the board of directors or the shareholders of Wornick, TWCRAD or RAMCO;

(ii)                                  Breach, or give any Governmental Body or other Person the right to challenge, any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Sellers, or any of the Assets, may be subject;

(iii)                               contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Sellers or that otherwise relates to the Assets or to the business of Sellers;

(iv)                              cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)                                 Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract identified in Section 3.16(a) of this Contract;

(vi)                              result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or

(vii)                           result in any shareholder or equity owner of Sellers having the right to exercise dissenters’ appraisal rights.

(c)                                  Except as set forth in Schedule 3.2(c), no Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Contract or the consummation or performance of any of the Contemplated Transactions, the absence of which notice or Consent would have a material adverse effect on the business, operations, assets, condition or prospects of such Seller or its Assets.

3.3.                              FINANCIAL STATEMENTS

Attached hereto as Schedule 3.3 are: (a) an audited consolidated balance sheet of Wornick as at December 31, 2002 (including the notes thereto, the “Balance Sheet”), and the related audited statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of The Hanke Group, independent certified public accountants; (b) audited consolidated balance sheets of Wornick as at December 31 in each of the fiscal years 2000 through 2001, and the related audited statements of income, changes in shareholders’ equity and cash flows for each of the fiscal years then ended, including in each case the notes thereto together with the report thereon of independent certified public accountants; (c) an unaudited consolidated balance sheet of Wornick as at November 1, 2003 (the “Interim Balance Sheet”) and the related unaudited statements of income for the ten (10) months then ended, certified by Wornick’s chief executive officer; and (d) an unaudited consolidated balance sheet of Wornick as at July 5, 2003 and the related unaudited statements of income for the six (6) months then ended. Such consolidated financial statements referred to in clauses (a), (b), (c) and (d) above fairly present (and the financial statements delivered pursuant to Section 5.8 will fairly present) the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Sellers as at the respective dates of and for the periods referred to in such financial statements, and reflect and provide adequate reserves in respect of all known Liabilities of the business of Sellers, including all known contingent Liabilities as of their respective dates, all in accordance with GAAP. The financial statements referred to in clauses (a) (b), (c) and (d) above and delivered pursuant to

Section 5.8 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. The financial statements referred to in clauses (a), (b), (c) and (d) above and to be delivered pursuant to Section 5.8 have been and will be prepared from and are in accordance with the accounting Records of Sellers.  Each Seller has also delivered to Buyer copies of all letters from such Seller’s auditors to such Seller’s board of directors or the audit committee thereof during the thirty-six (36) months preceding the execution of this Contract, together with copies of all responses thereto.

3.4.                              BOOKS AND RECORDS

The books of account and other financial Records of Sellers, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Sellers are subject to that Section or not), including the maintenance of an adequate system of internal controls. The minute books of Wornick, TWCRAD and RAMCO, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Wornick, TWCRAD and RAMCO, as the case may be, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.5.                              SUFFICIENCY OF ASSETS

Except for the Excluded Assets and otherwise as set forth in Schedule 3.5, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Sellers’ business in the manner presently operated by Sellers and (b) include all of the operating assets of Sellers.

3.6.                              DESCRIPTION OF LEASED REAL PROPERTY

(a)                                  Schedule 3.6(a)  contains a correct legal description and street address of all tracts, parcels and subdivided lots in which Wornick has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Leasehold Real Property Leases of Wornick.

(b)                                 Schedule 3.6(b) contains a correct legal description, and street address of all tracts, parcels and subdivided lots in which TWCRADLP has a leasehold interest and an accurate description (by location, name of lessor, date of Lease and term expiry date) of all Leasehold Real Property Leases of TWCRADLP.

(c)                                  Other than these leasehold interests, no Sellers have any ownership interest in any real property.  Sellers have made available to Buyer true, correct and complete copies of the leases and subleases (as amended to date), and other agreements for occupancy, including all amendments, extensions and modifications thereto as of the date of this Contract, with respect to each parcel of Leasehold Real Property.  Each Lease of Leasehold Real Property is a legal, valid and binding obligation of

Sellers and is in full force and effect.  Neither Sellers, nor to Sellers’ Knowledge any other party to the Lease of Leasehold Real Property, is in breach or default, and, to Sellers’ knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder.

3.7.                              TITLE TO ASSETS; ENCUMBRANCES

Sellers own good and transferable title to all of the Assets free and clear of any Encumbrances other than those described in Schedule 3.7. Sellers warrant to Buyer that, at the time of Closing, all Assets shall be free and clear of all such Encumbrances other than those identified on Schedule 3.7 (“Permitted Encumbrances”).

3.8.                              CONDITION OF FACILITIES

(a)                                  Use of the Leasehold Real Property for the various purposes for which it is presently being used is permitted as of right under all Leases. To Sellers’ knowledge: (i) all Improvements are in compliance with all applicable Legal Requirements, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects; (ii) no part of any Improvement encroaches on any real property not included in the Leasehold Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land; and (iii) there is no existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the business of Sellers.  All Leases of Leasehold Real Property with a Related Person of Sellers contain rent and other terms that represent “fair market rental terms”.

(b)                                 Substantially all items of Tangible Personal Property are in good repair and good operating condition, ordinary wear and tear excepted, are suitable for immediate use in the Ordinary Course of Business and are free from latent and patent defects. No item of material Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business. Except as disclosed in Schedule 3.8(b), all Tangible Personal Property used in Sellers’ business is in the possession of Sellers.

3.9.                              INVENTORIES

All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Sellers except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Sellers as of the Closing Date, as the case may be. Except for Government Furnished Materials, Sellers are not in possession of any inventory not owned by Sellers, including goods already sold. All of the Inventories have been valued at the lower of cost or market value on a first in, first out basis. Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Sellers at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Sellers. Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.10.                        NO UNDISCLOSED LIABILITIES

Except for the Retained Liabilities or otherwise as set forth in Schedule 3.10, Sellers have no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Sellers since the date of the Interim Balance Sheet which do not involve indebtedness for borrowed money.

3.11.                        NO MATERIAL ADVERSE CHANGE

Since July 5, 2003, except as indicated by the Interim Balance Sheet and on Schedule 3.15, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Sellers, and no event has occurred or circumstance exists that may result in such a material adverse change; provided, however, that in no event shall any of the following constitute a material adverse change in the business, operations, prospects, assets, results of operations or condition of Sellers:  (i) any change resulting from conditions affecting the industry in which Sellers operate or from changes in general business or economic conditions; (ii) any change resulting from the announcement or pendency of any of the transactions contemplated by this Contract; or (iii) any change resulting from compliance by Sellers with the terms of, or the taking of any action contemplated or permitted by, this Contract.

3.12.                        EMPLOYEE BENEFITS

(a)                                  Set forth in Schedule 3.12(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Sellers or any other corporation or trade or business controlled by, controlling or under common control with Sellers (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Sellers or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Sellers or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Benefit Plans”).  Schedule 3.12(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth on Schedule 3.12(a) is a complete and correct list of all ERISA Affiliates of Sellers during the last six (6) years.

(b)                                 Sellers have delivered or made available to Buyer a true and complete copy of:

(i)                                     Each Employee Benefit Plan and any related funding agreements (e.g., trust agreements or insurance contracts), including all amendments (and Schedule 3.12(b) includes a description of any such amendment that is not in writing);

(ii)                                  The current summary plan description of each Employee Benefit Plan (if applicable); and

(iii)                               The most recent Internal Revenue Service determination letter (if applicable) for each Employee Benefit Plan, which determination letter, except as set for on Schedule 3.12(b), reflects all amendments that have been made to the Employee Benefit Plan.

(c)                                  No Employee Benefit Plan or any trust established thereunder has incurred any “accumulated funding deficiency,” as defined in Section 302 of ERISA and Section 412 of the Code, whether or not waived, as of the last day of the most recent fiscal year ended prior to the Effective Time, and all contributions required to be made with respect thereto (whether pursuant to the terms of any Employee Benefit Plan or otherwise) on or prior to the Effective Time have been timely made.

3.13.                        COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

(a)                                  Except as set forth in Schedule 3.13(a), to Sellers’ Knowledge:

(i)                                     Each Seller is, and at all times since July 5, 2003, has been, in full compliance with each material Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

(ii)                                  no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by any Seller of, or a failure on the part of any Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature; and

(iii)                               Each Seller has not received, at any time since July 5, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any material Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of such Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(b)                                 Schedule 3.13(b) contains a complete and accurate list of each material Governmental Authorization that is held by Sellers or that otherwise relates to Sellers’ business or the Assets. Each Governmental Authorization listed or required to be listed in Schedule 3.13(b) is valid and in full force and effect. Except as set forth in Schedule 3.13(b):

(i)                                     Each Seller is, and at all times since July 5, 2003, has been, in full compliance with all of the material terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.13(b);

(ii)                                  no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.13(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.13(b);

(iii)                               No Seller has received, at any time since July 5, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any material Governmental Authorization; and

(iv)                              all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.13(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

No Seller shall be deemed to have breached any of the foregoing representations or warranties as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance could have a material adverse effect on the Assets or the business of Sellers.

The Governmental Authorizations listed in Schedule 3.13(b) collectively constitute all of the material Governmental Authorizations necessary to permit each Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit each Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.14.                        LEGAL PROCEEDINGS; ORDERS

(a)                                  Except as set forth in Schedule 3.14(a), there is no pending or, to Sellers’ Knowledge, threatened Proceeding:

(i)                                     by or against any Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any Seller; or

(ii)                                  that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Sellers, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.14(a). There are no Proceedings listed or required to be listed in Schedule 3.14(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Sellers or upon the Assets.

(b)                                 Except as set forth in Schedule 3.14(b):

(i)                                     there is no Order to which any Seller, its business or any of the Assets is subject, the violation of which would have a material adverse effect on the business, operations, assets, condition or prospects of Sellers or upon the Assets; and

(ii)                                  to the Knowledge of Sellers, no officer, director, agent or employee of Sellers is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Sellers.

(c)                                  Except as set forth in Schedule 3.14(c):

(i)                                     Each Seller is, and at all times since July 5, 2003, has been, in compliance with all of the material terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)                                  no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any material term or requirement of any Order to which any Seller or any of the Assets is subject; and

(iii)                               No Seller has received, at any time since July 5, 2003, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any material term or requirement of any Order to which such Seller or any of the Assets is or has been subject.

3.15.                        ABSENCE OF CERTAIN CHANGES AND EVENTS

Except as set forth in Schedule 3.15, since July 5, 2003, each Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)                                  amendment to the Governing Documents of such Seller;

(b)                                 except in the Ordinary Course of Business, payment or increase by such Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance, profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement or similar Contract with any director, officer or employee;

(c)                                  material damage to or destruction or loss of any Asset, whether or not covered by insurance;

(d)                                 entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which such Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by such Seller of at least $2,000,000;

(e)                                  sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any material Asset or property of such Seller (including the Intellectual Property Assets) or the creation of any material Encumbrance on any Asset;

(f)                                    material change in the accounting methods used by such Seller;

(g)                                 adoption of, amendment to or increase in the payments to or benefits under, any Employee Benefit Plan;

(h)                                 cancellation or waiver of any claims or rights with a value to such Seller in excess of $2,000,000;

(i)                                     indication by any material customer or supplier of an intention to discontinue or change the terms of its relationship with such Seller;

(j)                                     entry into any settlement of any material pending or threatened litigation;

(k)                                  incurrence of any indebtedness, liabilities, claims, commitments or obligations (including indebtedness for borrowed money) in excess of $2,000,000, except for liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the Ordinary Course of Business;

(l)                                     granting of credit to any customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past;

(m)                               revaluation of any Asset (including writing down the value of the Inventory or writing off notes or accounts receivable), other than in the Ordinary Course of Business; or

(n)                                 any action or omission to take any action that would result in the occurrence of any of the foregoing.

3.16.                        CONTRACTS; NO DEFAULTS

(a)                                  Schedule 3.16(a) contains an accurate and complete list, and Sellers have delivered to Buyer accurate and complete copies, of:

(i)                                     each Seller Contract that involves performance of services or delivery of goods or materials by Sellers of an amount or value in excess of Two Million dollars ($2,000,000);

(ii)                                  each Seller Contract that involves performance of services or delivery of goods or materials to Sellers of an amount or value in excess of Two Million dollars ($2,000,000);

(iii)                               each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of any Seller in excess of Two Million dollars ($2,000,000);

(iv)                              each Seller Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than One Million dollars ($1,000,000) and with a term of less than one year);

(v)                                 each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)                              each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Seller with any other Person;

(vii)                           each Seller Contract, identified in Section 3.16(a)(i) or (ii) above, containing covenants that in any way purport to restrict Sellers’ business activity or limit the freedom of any Seller to engage in any line of business or to compete with any Person;

(viii)                        each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(ix)                                each Seller Contract, identified in Section 3.16(a)(i) or (ii) above, entered into other than in the Ordinary Course of Business, that contains or provides for an express undertaking by any Seller to be responsible for consequential damages;

(x)                                   each Seller Contract for capital expenditures in excess of Two Million dollars ($2,000,000);

(xi)                                each Seller Contract not denominated in U.S. dollars;

(xii)                             each Seller Contract, identified in Section 3.16(a)(i) above, containing any written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by any Seller other than in the Ordinary Course of Business;

(xiii)                          each power of attorney of any Seller that is currently effective and outstanding; and

(xiv)                         each amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

Schedule 3.16(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts and the location of Sellers’ offices where details relating to the Contracts are located.

(b)                                 Except as set forth in Schedule 3.16(b), no shareholder of any Seller has or may acquire any rights under, and no shareholder of any Seller has or may become subject to any obligation or liability under, any Contract that relates to the business of such Seller or any of the Assets.

(c)                                  Except as provided in Section 3.2(c):

(i)                                     each Contract identified or required to be identified in Schedule 3.16(a) and which is to be assigned to or assumed by Buyer under this Contract is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)                                  each Contract identified or required to be identified in Schedule 3.16(a) and which is being assigned to or assumed by Buyer is assignable by Sellers to Buyer without the consent of any other Person; and

(iii)                               to the Knowledge of Sellers, no Contract identified or required to be identified in Schedule 3.16(a) and which is to be assigned to or assumed by Buyer under this Contract will upon completion or performance thereof have, on the whole, a material adverse effect on the business, assets or condition of Sellers or the business to be conducted by Buyer with the Assets.

(d)                                 Except as set forth in Schedule 3.16(d):

(i)                                     Each Seller is, and at all times since July 5, 2003, has been, in compliance with all material applicable terms and requirements of each Seller Contract set forth in Schedule 3.16(a) which is being assumed by Buyer;

(ii)                                  each other Person that has or had any obligation or liability under any Seller Contract set forth in Schedule 3.16(a) which is being assigned to Buyer is, and at all times since July 5, 2003, has been, in full compliance with all material applicable terms and requirements of such Contract;

(iii)                               no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give any Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract set forth in Schedule 3.16(a) that is being assigned to or assumed by Buyer;

(iv)                              no material event has occurred or circumstance exists under or by virtue of any Contract set forth in Schedule 3.16(a) that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and

(v)                                 Each Seller has not given to or received from any other Person, at any time since July 5, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential material violation or Breach of, or default under, any Contract set forth in Schedule 3.16(a) which is being assigned to or assumed by Buyer.

(e)                                  There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to any Seller under current or completed Contracts set forth in Schedule 3.16(a) with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(f)                                    Each Contract relating to the sale, design, manufacture or provision of products or services by each Seller has been entered into in the Ordinary Course of Business of such Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in material violation of any Legal Requirement.

3.17.                        INSURANCE

(a)                                  Sellers have delivered to Buyer:

(i)                                     accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which each Seller is a party or under which each Seller is or has been covered at any time since July 5, 2003, a list of which is included in Schedule 3.17(a);

(ii)                                  accurate and complete copies of all pending applications by each Seller for policies of insurance; and

(iii)                               any statement by the auditor of Sellers’ financial statements or any consultant or risk management advisor with regard to the adequacy of Sellers’ coverage or of the reserves for claims.

(b)                                 Schedule 3.17(b) describes:

(i)                                     any self-insurance arrangement by or affecting Sellers, including any reserves established thereunder;

(ii)                                  any Contract or arrangement identified in Section 3.16(a), other than a policy of insurance, for the transfer or sharing of any risk to which any Seller is a party or which involves the business of Sellers; and

(iii)                               all obligations of Sellers to provide insurance coverage to Third Parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided.

(c)                                  Except as set forth in Schedule 3.17(c):

(i)                                     all policies of insurance to which any Seller is a party or that provide coverage to any Seller:

(A)                              are valid, outstanding and enforceable;

(B)                                are issued by an insurer that is financially sound and reputable;

(C)                                taken together, provide adequate insurance coverage for the Assets and the operations of Sellers for all risks to which Sellers are normally exposed; and

(D)                               are sufficient for compliance with all material Legal Requirements and Seller Contracts;

(ii)                                  No Seller has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iii)                               Each Seller has paid all premiums due, and has otherwise performed all of its material obligations, under each policy of insurance to which it is a party or that provides coverage to such Seller; and

(iv)                              Each Seller has given notice to the insurer of all material claims that may be insured thereby.

3.18.                        ENVIRONMENTAL MATTERS

Except as disclosed in Schedule 3.18:

(a)                                  Each Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law that would have a material adverse effect on the Assets or the business of Sellers. Each Seller has no basis to expect, nor has any Seller or any other Person for whose conduct it is or may be held to be responsible, received any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, that would have a material adverse effect on the Assets or the business of Sellers, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which any Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by any Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b)                                 There are no pending or, to the Knowledge of Sellers, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which any Seller has or had an interest, that would have a material adverse effect on the Assets or the business of Sellers.

(c)                                  Each Seller has no Knowledge of or any basis to expect, nor has it, or any other Person for whose conduct it is or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, that would have a material adverse effect on the Assets or the business of Sellers, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which any Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d)                                 Neither any of Sellers nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Sellers, with respect to any other property or asset (whether real, personal or mixed) in which Sellers (or any predecessor) have or had an interest, that would have a material adverse effect on the Assets or the business of Sellers.

(e)                                  There are no Hazardous Materials present on or in the Environment at any Facility, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility, or incorporated into any structure therein or thereon, that would have a material adverse effect on the Assets or the business of Sellers. Neither any of Sellers nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Sellers, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Sellers have or had an interest except in full compliance with all applicable Environmental Laws.

(f)                                    There has been no Release or, to the Knowledge of Sellers, Threat of Release, of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Sellers have or had an interest, whether by Sellers or any other Person, that would have a material adverse effect on the Assets or the business of Sellers.

(g)                                 Each Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Sellers or any other Person for whose conduct it is or may be held responsible, with Environmental Laws.

3.19.                        EMPLOYEES

(a)                                  Schedule 3.19(a) contains a complete and accurate list of each Active Employee (excluding employees provided by employee leasing or similar companies), current director, and current and regularly engaged independent contractor and consultant of Sellers and information, including : employer; name; job title; date of hiring or engagement; current compensation paid or payable and existence of employment, non-compete and/or confidentiality agreement, if any (the “Non-compete Contracts”).

(b)                                 Schedule 3.19(b) contains a complete and accurate list of the following information for each retired employee or director of Sellers, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c)                                  Schedule 3.19(c) states the number of employees terminated by Sellers since July, 2002, and contains a complete and accurate list of the following information for each employee of Sellers who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Sellers, in the six (6) months prior to the date of this Contract: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours and (iii) the location to which the employee was assigned.

(d)                                 Each Seller has not violated the WARN Act or any similar state or local Legal Requirement.  During the ninety (90) day period prior to the date of this Contract, Sellers have terminated forty-three (43) employees.

(e)                                  To the Knowledge of Sellers, no officer, director, agent, employee, consultant, or contractor of Sellers is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the business of Sellers or (ii) to assign to Sellers or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Sellers, no former or current employee of Sellers is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Sellers or Buyer to conduct the business as heretofore carried on by Sellers.

3.20.                        LABOR DISPUTES; COMPLIANCE

(a)                                  Each Seller has complied in all respects with all material Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar Taxes and occupational safety and health.  Each Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)                                 Except as disclosed in Schedule 3.20(b), (i) no Seller has been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since July 5, 2003, there has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Sellers; (iii) to Sellers’ Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Sellers’ Knowledge, threatened against or affecting any Sellers any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Sellers or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon any Sellers or the conduct of its business; (vii) there is no lockout of any employees by any Sellers, and no such action is contemplated by any Sellers; and (viii) to Sellers’ Knowledge there has been no charge of discrimination filed against or threatened against any Sellers with the Equal Employment Opportunity Commission or similar Governmental Body.

3.21.                        INTELLECTUAL PROPERTY ASSETS

(a)                                  The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Sellers in which any Seller has a proprietary interest, including:

(i)                                     Sellers’ names, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)                                  all patents, patent applications and inventions and discoveries that may be patentable;

(iii)                               all registered and unregistered copyrights in both published works and unpublished works;

(iv)                              all rights in internet web sites and internet domain names presently used by any Sellers; and

(v)                                 all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”).

(b)                                 Schedule 3.21(b) contains a complete and accurate list and summary description, including any royalties paid or received by Sellers, and each Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $2,000,000 under which such Seller is the licensee. There are no outstanding and, to Sellers’ Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c)

(i)                                     Except as set forth in Schedule 3.21(c)(i), the Intellectual Property Assets are all those necessary for the operation of Sellers’ business as it is currently conducted. Sellers are the owners or licensees of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and have the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.21(c)(i).

(ii)                                  Set forth in Schedule 3.21(c)(ii) is a list of all former and current employees of each Seller who have executed written Contracts with such Seller that purport to preserve the confidentiality of Sellers’ rights to any inventions, improvements, discoveries or information relating to the business of such Seller.

(d)

(i)                                     Schedule 3.21(d)(i)  contains a complete and accurate list and summary description of all Marks.

(ii)                                  Except as set forth in Schedule 3.21(d)(i), all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(iii)                               No Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Sellers’ Knowledge, no such action is threatened with respect to any of the Marks.

(iv)                              To Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any other Person.

(v)                                 No Mark is infringed or, to Sellers’ Knowledge, has been challenged or threatened in any way. None of the Marks used by Sellers infringes or is alleged to infringe any trade name, trademark or service mark of any other Person.

(vi)                              All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

3.22.                        COMPLIANCE WITH THE FOREIGN CORRUPT PRACTICES ACT AND EXPORT CONTROL AND ANTIBOYCOTT LAWS

(a)                                  Sellers and their Representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value or any commission payment in any amount, to any individual or entity, that would be in violation of the Foreign Corrupt Practices Act.

(b)                                 Sellers have at all times been in compliance with all material Legal Requirements relating to export control and trade embargoes.  No product sold or service provided by Sellers during the last five (5) years has been, directly or indirectly, sold to or performed on behalf of Cuba, Iraq, Iran, Libya or North Korea.

(c)                                  Sellers have not violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.  During the last five (5) years, Sellers have not been a party to, are not beneficiaries under and have not performed any service or sold any product under any Seller Contract (except for Seller Contracts with the United States Government) under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Quatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

(d)                                 Each transaction of each Seller is properly and accurately recorded on the books and Records of such Seller, and each document upon which entries in such Seller’s books and Records are based is complete and accurate in all material respects. Each Seller maintains a system of internal accounting controls adequate to insure that such Seller maintains no off-the-books accounts and that Sellers’ assets are used only in accordance with such Seller’s management directives.

3.23.                        RELATIONSHIPS WITH RELATED PERSONS

Except as disclosed in Schedule 3.23, neither any Seller nor its shareholders nor any Related Person of any of them has, or since July 5, 2003, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Sellers’ business. Neither any Seller nor its shareholders nor any Related Person of any of them owns, or since July 5, 2003, has owned, of record or as a beneficial owner an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with any Seller other than business dealings or transactions disclosed in Schedule 3.23, each of which has been conducted in the Ordinary Course of Business with such Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with any Seller with respect to any line of the products or services of such Seller (a “Competing Business”) in any market presently served by such Seller, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Schedule 3.23, neither any Seller nor any shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, any Seller.

3.24.                        BROKERS OR FINDERS

Except as disclosed in Schedule 3.24, neither Sellers nor any of their Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Sellers’ business and Assets or the Contemplated Transactions.

3.25.                        SOLVENCY

(a)                                  Each Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of each Seller exceeds the present fair saleable value of such Seller’s assets.

(b)                                 Immediately after giving effect to the consummation of the Contemplated Transactions: (i) each Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) each Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) each Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation, final judgments against such Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, each Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of such Seller. The cash available to each Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.

3.26.                        DISCLOSURE

(a)                                  No representation or warranty or other statement made by any Seller in this Contract, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains or will contain any untrue statement or will omit any statement of a material fact necessary in order to make the statement contained herein or therein, in light of circumstances in which they were made, not misleading.

(b)                                 Each Seller does not have Knowledge of any fact that has specific application to such Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Sellers that has not been set forth in this Contract.

3.27.                        S CORP STATUS

At all times since January 1, 1998, Sellers have been validly electing “S” Corporations within the meaning of Section 1361 and 1362 of the Code and will be S Corporations up to and including the Effective Time.

4.                                       Representations and Warranties of Buyer

Buyer represents and warrants to Sellers as of the date hereof and as of the Closing Date as follows:

4.1.                              ORGANIZATION AND GOOD STANDING

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2.                              AUTHORITY; NO CONFLICT

(a)                                  This Contract constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Contract and the Buyer’s Closing Documents and to perform its obligations under this Contract and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)                                 Neither the execution and delivery of this Contract by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)                                     any provision of Buyer’s Governing Documents;

(ii)                                  any resolution adopted by the board of directors or the shareholders of Buyer;

(iii)                               any Legal Requirement or Order to which Buyer may be subject; or

(iv)                              any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Contract or the consummation or performance of any of the Contemplated Transactions.

4.3.                              CERTAIN PROCEEDINGS

There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4.                              BROKERS OR FINDERS

Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

4.5.                              INSURANCE

On or before the Closing Date, Buyer will obtain and have in effect, for a period of at least two (2) years from the Effective Time, with an insurer that is financially sound and reputable, policies of insurance that, taken together, provide adequate insurance coverage for the Assets and the operations of Sellers’ (or Buyer’s after Closing) business for all risks to which a party operating Sellers’ (or Buyer’s after Closing) business are normally exposed, naming Sellers as additional insureds at Sellers’ expense for any incremental premium charge solely attributable to naming Sellers as additional insureds.

4.6.                              BUYER’S DUE DILIGENCE

Buyer acknowledges that, except for the matters that are expressly covered by the provisions of this Contract, Buyer is relying on its own investigation and analysis in entering into the Contract and the Contemplated Transactions.  Buyer is an informed and sophisticated participant in the Contemplated Transactions and has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary with the execution, delivery and performance of this Contract.  Buyer acknowledges that it is acquiring the Assets without any representation or warranty, express or implied, by Sellers or any of its Related Parties except as expressly set forth herein.  In furtherance of the foregoing, and not in limitation thereof, Buyer acknowledges that no representation or warranty, express or implied, of Sellers or any of its advisors, including, without limitation, Quarterdeck Investment Partners, LLC, or any of their representatives, with respect to the Assets, including, without limitation, any financial projection or forecast delivered to Buyer with respect to the revenues or profitability which may arise from the operation of the Assets either before or after the Closing Date, shall form the basis of any claim against Sellers or any of its advisors with respect thereto or with respect to any related matter.

5.                                       Covenants of Sellers Prior to Closing

5.1.                              ACCESS AND INVESTIGATION

Between the date of this Contract and the Closing Date, and upon reasonable advance notice received from Buyer, Sellers shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Sellers’ personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Sellers; (b) furnish Buyer Group with copies (at Buyer’s expense for all non-employee related copying costs) of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request (at Buyer’s expense for all non-employee related costs to comply with such request); and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Sellers. In addition, Buyer shall have the right to have the Leasehold Real Property and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Leasehold Real Property and Tangible Personal Property. In the event subsurface or other destructive testing is recommended by any of Buyer Group, Buyer shall be permitted to have the same performed at Buyer’s expense, and Buyer shall be liable for all damages resulting from such testing.

5.2.                              OPERATION OF THE BUSINESS OF SELLERS

Between the date of this Contract and the Closing, each Seller shall :

(a)                                  conduct its business only in the Ordinary Course of Business;

(b)                                 except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)                                  confer with Buyer on a weekly basis about operational decisions of a material nature;

(d)                                 otherwise report periodically to Buyer concerning the status of its business, operations and finances;

(e)                                  make no material changes in management personnel without prior consultation with Buyer;

(f)                                    maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of such Seller’s business;

(g)                                 keep in full force and effect, without amendment, all material rights relating to such Seller’s business;

(h)                                 comply with all Legal Requirements and contractual obligations applicable to the operations of such Seller’s business;

(i)                                     continue in full force and effect the insurance coverage under the policies set forth in Schedule 3.17 or substantially equivalent policies;

(j)                                     reasonably cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the business from and after the Closing Date and either transferring existing Governmental Authorizations of such Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer;

(k)                                  upon request from time to time, execute and deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the reasonable opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(l)                                     maintain all books and Records of such Seller relating to such Seller’s business in the Ordinary Course of Business.

5.3.                              NEGATIVE COVENANT

Except as otherwise expressly permitted herein, between the date of this Contract and the Closing Date, Sellers shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.11, 3.13, 3.15 or 3.17 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization without disclosing same to Buyer; (c) allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets, the business of Sellers or the Assumed Liabilities.

5.4.                              REQUIRED APPROVALS

As promptly as practicable after the date of this Contract, Sellers shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Sellers also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions. Sellers also shall cooperate with Buyer and its Representatives in obtaining all Material Consents (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

5.5.                              NOTIFICATION

Between the date of this Contract and the Closing, Sellers shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Sellers’ representations and warranties made as of the date of this Contract or (b) the occurrence after the date of this Contract of any fact or condition that Sellers reasonably believe would or be reasonably likely to (except as expressly contemplated by this Contract) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Sellers’ discovery of, such fact or condition.  During the same period, Sellers also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Article 5 or of the occurrence of any event that Sellers reasonably believe may make the satisfaction of the conditions in Article 7 impossible or unlikely.

5.6.                              NO NEGOTIATION

Between the date of this Contract and the Closing or until such time as this Contract shall be terminated pursuant to Section 9.1, Sellers shall not authorize or permit their Representatives to, directly or indirectly (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any Person or a group of Persons relating to any acquisition or purchase of any assets of, or any equity interest in, any Seller, or any tender or exchange offer, merger, consolidation, business combination, recapitalization, restructuring, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, any Seller, or any of their respective assets, other than transactions contemplated by this Contract (each a “Transaction Proposal”), (ii) participate in any discussions or negotiations regarding any Transaction Proposal or furnish information about any Seller to any Person except to (x) lenders or other parties to agreements with any of

Sellers (for the specific purpose set forth in such agreements, which in no event shall include a Transaction Proposal) and (y) buyer or its Representatives, (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to make or enter into a Transaction Proposal, or (iv) accept, approve or authorize, or enter into any agreement concerning any Transaction Proposal or dispose of any equity interest in any of Sellers.  Sellers shall use Best Efforts to cause their affiliates, agents, officers, directors, investment bankers, advisors and representatives to abide by the terms of this Section 5.6.  In the event that any Seller receives or becomes aware of any Transaction Proposal, it shall promptly notify Buyer in writing of such communication and keep Buyer informed of any subsequent developments in connection therewith.

5.7.                              BEST EFFORTS

Each Seller shall use its Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.8.                              INTERIM FINANCIAL STATEMENTS

Until the Closing Date, Sellers shall deliver to Buyer within forty-five (45) days after the end of each month a copy of the operating statements of Sellers, internally prepared for the use of management consistent with Sellers historic practice, for such month prepared in a manner and containing information consistent with Sellers’ current practices and certified by Sellers’ chief executive officer as to compliance with Section 3.3.

5.9.                              CHANGE OF NAME

On or before the Closing Date, each Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to such Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions reasonably requested by Buyer to enable Buyer to change its name to such Seller’s present name.

5.10.                        PAYMENT OF LIABILITIES

Each Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and each Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

5.11.                        TRANSFERRING SUBSIDIARIES

To the extent any of the Assets are owned by Subsidiaries of any Seller, such Seller shall cause such Subsidiaries to sell, convey, transfer, assign and deliver all of such Subsidiaries’ right, title and interest to such Assets to Buyer at the Closing.  Each such Subsidiary shall be deemed a “Seller” for purposes of this Contract.

5.12.                        S CORP STATUS

Until the Closing Date, Sellers will not revoke their elections to be taxed as S corporations within the meaning of Code Sections 1361 and 1362, and will not take or allow any action that would result in the termination of their status as validly electing S corporations within the meaning of Code Sections 1361 and 1362.

5.13.                        IDENTIFICATION OF TEXAS ASSET

On or before the Closing Date, Sellers shall identify all assets of TWCRADLP to the extent Sellers have not already done so.

6.                                       Covenants of Buyer Prior to Closing

6.1.                              REQUIRED APPROVALS

As promptly as practicable after the date of this Contract, Buyer shall make, or cause to be made, all filings required by Legal Requirements (including all filings under the HSR Act) to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Sellers (a) with respect to all filings Sellers shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2.                              BEST EFFORTS

Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied; provided however, Buyer shall not be required to expend any funds in connection with obtaining the consents or approvals required in Section 7.3.

7.                                       Conditions Precedent to Buyer’s Obligation to Close

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1.                              ACCURACY OF REPRESENTATIONS

(a)                                  All of Sellers’ representations and warranties in this Contract (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Contract, and shall be accurate in all material respects as of the time of the Closing as if then made.

(b)                                 Each of the representations and warranties in Sections 3.2(a), 3.3 and 3.4, and each of the representations and warranties in this Contract that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Contract, and shall be accurate in all respects as of the time of the Closing as if then made.

7.2.                              SELLERS’ PERFORMANCE

All of the covenants and obligations that each Seller is required to perform or to comply with pursuant to this Contract at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3.                              CONSENTS

Each of the Consents identified in Schedule 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4.                              ADDITIONAL DOCUMENTS

Sellers shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)                                  an opinion of Gary, Thomasson, Hall & Marks Professional Corporation, dated the Closing Date, in form and substance mutually satisfactory to Sellers and Buyer;

(b)                                 The organizational documents of each Seller and all amendments thereto, duly certified as of a recent date by the Secretary of State of the jurisdiction of such Seller’s organization ;

(c)                                  If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which any of Sellers are licensed or qualified to do business under the name “The Wornick Company” or “The Wornick Company Right Away Division” or “The Wornick Company Right Away Division, L.P.” or “Right Away Management Corporation” or any derivative thereof;

(d)                                 A statement from the holder of each note and mortgage listed on Schedule 2.4(a)(v), if any, dated the Closing Date, setting forth the principal amount then outstanding on the indebtedness represented by such note or secured by such mortgage, the interest rate thereon and a statement to the effect that the applicable Seller, as obligor under such note or mortgage, is not in default under any of the provisions thereof;

(e)                                  Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

(f)                                    Certificates dated as of a date not earlier than the fifteenth business day prior to the Closing as to the good standing of each Seller and payment of all applicable state Taxes by such Seller, executed by the appropriate officials of the States of

Nevada and Texas and each jurisdiction in which such Seller is licensed or qualified to do business as a foreign corporation as specified in Schedule 3.1(a);

(g)                                 Any documents that may exist pertaining to the manufacturing, processing, packaging and assembly of food products (whether novel or not), invention disclosures, Trade Secrets, and lists of personnel who develop food processing packages and techniques, including the design of packages, the development of assembly techniques, the development of filling methods, and the development of methods for sealing packages; and

(h)                                 Such other documents as Buyer may reasonably request for the purpose of:

(i)                                     evidencing the accuracy of any of Sellers’ representations and warranties;

(ii)                                  evidencing the performance by Sellers of, or the compliance by Sellers with, any covenant or obligation required to be performed or complied with by Sellers;

(iii)                               evidencing the satisfaction of any condition referred to in this Article 7; or

(iv)                              otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5.                              GOVERNMENTAL AUTHORIZATIONS

Except for post-Closing novations referred to in Section 2.10(a), Buyer shall have received such Governmental Authorizations as are necessary to allow Buyer to operate the Assets from and after the Closing and the applicable waiting period under the HSR Act in connection with the Contemplated Transactions shall have expired.

7.6.                              ENVIRONMENTAL REPORT

Buyer shall have obtained, at its expense, within sixty (60) days from the Effective Date of this Contract, an environmental site assessment report with respect to Sellers’ Facilities, which report shall be reasonably acceptable in form and substance to Buyer.

7.7.                              WARN ACT NOTICE PERIODS AND EMPLOYEES

(a)                                  All requisite notice periods under the Warn Act shall have expired.

(b)                                 Substantially all employees of Sellers shall be available for hiring by Buyer, in its sole discretion, on and as of the Closing Date, and Buyer shall have hired or continued the employment of a sufficient number of such employees to prevent the applicability of the WARN Act to the Contemplated Transactions.

7.8.                              ESOT TRUSTEE APPROVAL

This Contract shall have been approved by the ESOT Trustee as shareholder of Wornick after receipt of a “fairness opinion” from an investment advisor acceptable to the ESOT Trustee.

7.9.                              NON-COMPETITION AGREEMENTS

The employees of Sellers listed on Schedule 7.9 shall have entered into non-competition agreements with Buyer, and/or Buyer’s Related Persons who purchase Assets from any Seller, reflecting essentially the terms set forth in Section 10.8 and otherwise in form and substance reasonably acceptable to Buyer and such employees.

7.10.                        MATERIAL ADVERSE CHANGE

Since July 5, 2003, except as indicated by the Interim Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Sellers, and no event has occurred or circumstance exists that may result in such a material adverse change.

7.11.                        NO INJUNCTION

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Contract.

7.12.                        EQUITY CONTRIBUTION

The five employee-directors of Sellers shall have agreed to make an equity contribution in Buyer or Buyer’s holding company of not less than Two Million Dollars ($2,000,000) in the aggregate.

8.                                       Conditions Precedent to Sellers’ Obligation to Close

Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers in whole or in part):

8.1.                              ACCURACY OF REPRESENTATIONS

All of Buyer’s representations and warranties in this Contract (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Contract and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2.                              BUYER’S PERFORMANCE

All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Contract at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3.                              CONSENTS

Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.  Notwithstanding the foregoing, if any such Consent shall not be obtained by the Closing Date, Buyer may waive this condition precedent to Closing, provided Buyer also waives any and all claims it might have against Sellers for breach of this Contract for failing to obtain any such Consent, and proceed to close the Contemplated Transactions in the absence of such Consent.

8.4.                              ADDITIONAL DOCUMENTS

Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Sellers:

(a)                                  an opinion of Winston & Strawn LLP, dated the Closing Date, in form and substance mutually satisfactory to Sellers and Buyer; and

(b)                                 such other documents as Sellers may reasonably request for the purpose of

(i)                                     evidencing the accuracy of any representation or warranty of Buyer,

(ii)                                  evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, or

(iii)                               evidencing the satisfaction of any condition referred to in this Article 8.

8.5.                              NO INJUNCTION

There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Contract.

8.6.                              ESOT TRUSTEE APPROVAL

This Contract shall have been approved by the ESOT Trustee as shareholder of Wornick after receipt of a “fairness opinion” from an investment advisor acceptable to the ESOT Trustee.

8.7.                              WARN ACT COMPLIANCE

Buyer shall have hired or continued the employment of a sufficient number of Sellers’ former employees to prevent the applicability of the WARN Act to the Contemplated Transactions.

9.                                       Termination

9.1.                              TERMINATION EVENTS

By notice given prior to or at the Closing, subject to Section 9.2, this Contract may be terminated as follows:

(a)                                  by Buyer if a material Breach of any provision of this Contract shall have been committed by any Seller and such Breach shall not have been waived by Buyer;

(b)                                 by Sellers if a material Breach of any provision of this Contract shall have been committed by Buyer and such Breach shall not have been waived by Sellers;

(c)                                  by Buyer if any condition in Article 7 shall not have been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or shall have become impossible (other than through the failure of Buyer to comply with its obligations under this Contract), and Buyer shall have not waived such condition on or before such date;

(d)                                 by Sellers if any condition in Article 8 shall not have been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or shall have become impossible (other than through the failure of Sellers to comply with their obligations under this Contract), and Sellers shall not have waived such condition on or before such date;

(e)                                  by mutual consent of Buyer and Sellers;

(f)                                    by Buyer if the Closing shall not have occurred on or before March 31, 2004, or such later date as the parties may agree upon, unless Buyer is in material Breach of this Contract; or

(g)                                 by Sellers if the Closing shall not have occurred on or before March 31, 2004, or such later date as the parties may agree upon, unless the Sellers are in material Breach of this Contract.

9.2.                              EFFECT OF TERMINATION

Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Contract or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Contract is terminated pursuant to Section 9.1, all obligations of the parties under this Contract will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Contract is terminated because of a Breach of this Contract by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Contract is not satisfied as a result of the party’s failure to comply with its obligations under this Contract, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.                                 Additional Covenants

10.1.                        EMPLOYEES AND EMPLOYEE BENEFITS

(a)                                  Information on Active Employees. For the purpose of this Contract, the term “Active Employees” shall mean all employees employed on the Closing Date by Sellers for their business who are employed exclusively in Sellers’ business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.

(b)                                 Employment of Active Employees by Buyer.

(i)                                     Buyer is not obligated to hire any Active Employee but may interview all Active Employees. Buyer will provide Sellers with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective on the Closing Date (the “Hired Active Employees”). Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Sellers for the purpose of preparing for and conducting employment interviews with all Active Employees and will conduct the interviews as expeditiously as possible prior to the Closing Date. Access will be provided by Sellers upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Sellers will terminate the employment of all of their Hired Active Employees.

(ii)                                  Neither Sellers nor their Related Persons shall solicit the continued employment of any Active Employee (unless and until Buyer has informed Sellers in writing that the particular Active Employee will not receive any employment offer from Buyer) or the employment of any Hired Active Employee after the Closing. Buyer shall inform Sellers promptly of the identities of those Active Employees to whom it will not make employment offers, and Buyer shall assist Sellers in complying with the WARN Act, to the extent applicable, as to those Active Employees.

(iii)                               It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this Section 10.1 shall not constitute any commitment, contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Contract shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)                                  Salaries and Benefits.

(i)                                     Sellers shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Sellers through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and (C) any and all payments to employees required under the WARN Act.

(ii)                                  Sellers shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)                                 Sellers’ Retirement and Savings Plans. All Hired Active Employees who are participants in Sellers’ retirement plans shall retain their accrued benefits under Sellers’ retirement plans as of the Closing Date, and Sellers (or Sellers’ retirement plans) shall retain sole liability for the payment of such benefits which have accrued on or before the Closing Date as and when such Hired Active Employees become eligible therefor under such plans.  Sellers shall cause the assets of each Employee Benefit Plan to equal or exceed the benefit liabilities of such Employee Benefit Plan on a plan-termination basis as of the Effective Time.

(e)                                  No Transfer of Assets. Neither Sellers nor their respective Related Persons will make any transfer of pension or other Employee Benefit Plan assets to Buyer.

(f)                                    Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Contract.  Sellers shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.  No Sellers have entered into or will enter into any collective bargaining agreements prior to Closing under this Contract. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g)                                 General Employee Provisions.

(i)                                     Sellers and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)                                  Sellers and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)                               If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Sellers and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)                              Sellers shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees Sellers certify in writing to Buyer are exempt from such requirement.

(v)                                 Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any Employee Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Sellers.

(h)                                 ESOP.  In accord with this Section 10.1 and the Escrow Agreement, and notwithstanding any other provision of this Contract to the contrary, the parties acknowledge that Sellers intend to terminate the ESOP after closing and distribute their assets and benefits to ESOP participant-beneficiaries thereof in accordance with all applicable law.

10.2.                        PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLERS

Sellers shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Contract, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3.                        PAYMENT OF OTHER RETAINED LIABILITIES

In addition to payment of Taxes pursuant to Section 10.2, Sellers shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Sellers under this Contract. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Sellers with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so).

10.4.                        RESTRICTIONS ON SELLER DISSOLUTION AND DISTRIBUTIONS

Sellers shall not dissolve, or make any distribution of the proceeds received pursuant to this Contract, until the later of (a) thirty (30) days after the completion of all adjustment procedures contemplated by Sections 2.8 and 2.9; and (b) ten (10) days after Sellers’ submission of proof to

Buyer, to Buyer’s reasonable satisfaction, of Sellers’ payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 10.2 and 10.3.

10.5.                        REMOVING EXCLUDED ASSETS

On or before the Closing Date, Sellers shall remove all Excluded Assets from all Facilities and other Leasehold Real Property to be occupied by Buyer. Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Facilities resulting from such removal shall be paid by Sellers at the Closing. Should Sellers fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Sellers’ sole cost and expense; (b) to store the Excluded Assets and to charge Sellers all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Contract or otherwise available at law or in equity. Sellers shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Sellers on or before the Closing Date.

10.6.                        REPORTS AND RETURNS

Sellers shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Sellers as conducted using the Assets, to and including the Effective Time.

10.7.                        ASSISTANCE IN PROCEEDINGS

Sellers will reasonably cooperate with Buyer and its counsel in the contest or defense of, and make available their personnel, if any, and provide their personnel, if any, for testimony, and provide access to their books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Sellers or their business.

10.8.                        NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT

(a)                                  Noncompetition. For a period of three (3) years after the Closing Date, Sellers shall not, anywhere directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in a business similar to the business conducted by Sellers on and before the Closing Date (“Competing Business”), provided, however, that Sellers may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.  Sellers acknowledge and agree that the remedy at law for any breach of this Section 10.8(a) will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage.

(b)                                 Nonsolicitation. For a period of three (3) years after the Closing Date, Sellers shall not, directly or indirectly:

(i)                                     solicit the business of any Person who is a customer of Buyer;

(ii)                                  cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)                               cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Sellers on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)                              hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)                                  Nondisparagement. After the Closing Date, Sellers will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

(d)                                 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.8(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 10.8 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 10.8 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Sellers.

10.9.                        CUSTOMER AND OTHER BUSINESS RELATIONSHIPS

After the Closing, Sellers will reasonably cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Sellers existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Sellers will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Sellers will refer to Buyer all inquiries relating to such business. Neither

Sellers nor any of their shareholders or their Representatives shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.10.                  RETENTION OF AND ACCESS TO RECORDS

After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices, or for so long as Sellers reasonably request, those Records of Sellers delivered to Buyer. Buyer also shall provide Sellers and their shareholders and their Representatives reasonable access thereto, during normal business hours and on reasonable prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits, wind up the affairs of Sellers, the ESOP and the ESOT, or for any other reasonable purpose. After the Closing Date, Sellers shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.

10.11.                  FURTHER ASSURANCES

The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Contract, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Contract and the Contemplated Transactions, provided, however, that neither party shall be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 10.11.

10.12.                  NOTICES OF CERTAIN EVENTS

Prior to or after the Closing, Sellers shall notify Buyer promptly upon becoming aware of:

(i)                                     any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the Contemplated Transactions;

(ii)                                  any notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Contract which relates to the consummation of the Contemplated Transaction or that would have a material adverse effect on Buyer’s business;

(iii)                               any actions, suits, charges, complaints, claims, investigations or proceedings commenced or threatened against, relating to, involving or otherwise affecting Sellers or the business of Sellers or any of their respective assets or properties, which relate to the consummation of the Contemplated Transactions; and

(iv)                              any change that (A) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, condition or prospects or Sellers or upon the Assets, or (B) materially impairs or delays the ability of Sellers to effect the Closing.

Sellers’ notification of Buyer of any of the events set forth above in accordance with this Section 10.12 shall not be deemed to cure any related breaches of the representations, warranties, covenants or agreements contained in this Contract, nor shall the failure of Buyer to take any action with respect to such notice be deemed a waiver of any such breach or breaches.

11.                                 Indemnification; Remedies

11.1.                        SURVIVAL

All representations, warranties, covenants and obligations in this Contract, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Contract shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.7. The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Contract or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2.                        INDEMNIFICATION AND REIMBURSEMENT BY SELLER

From and after the Closing Date, Sellers will, jointly and severally, indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)                                  any Breach of any representation or warranty made by Sellers in (i) this Contract, (ii) the certificates delivered pursuant to Section 2.7 (for this purpose, each such certificate will be deemed to have stated that Sellers’  representations and warranties in this Contract fulfill the requirements of Section 7.1 as of the Closing Date as if made on the Closing Date, unless the certificate expressly states that the matters disclosed in a supplement certificate have caused a condition specified in Section 7.1 not to be satisfied), (iii) any transfer instrument or (iv) any other certificate, document, writing or instrument delivered by Sellers pursuant to this Contract;

(b)                                 any Breach of any covenant or obligation of Sellers in this Contract or in any other certificate, document, writing or instrument delivered by Sellers pursuant to this Contract;

(c)                                  any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)                                 any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Sellers (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)                                  any product or component thereof manufactured by or shipped, or any services provided by, Sellers, in whole or in part, prior to the Closing Date;

(f)                                    any liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a)(6), caused by any action of Sellers prior to the Closing;

(g)                                 any noncompliance with the Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(h)                                 any Employee Plan established or maintained by Seller; or

(i)                                     any Retained Liabilities.

11.3.                        INDEMNIFICATION AND REIMBURSEMENT BY SELLER—ENVIRONMENTAL MATTERS

In addition to the other indemnification provisions in this Article 11, from and after the Closing Date Sellers will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) arising from or in connection with:

(a)                                  any Environmental, Health and Safety Liabilities arising out of or relating to: (i) the ownership or operation by any Person at any time on or prior to the Closing Date of any of the Facilities, Assets or the business of Sellers, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time on or prior to the Closing Date; or

(b)                                 any bodily injury (including illness, disability and death, regardless of when any such bodily injury occurred, was incurred or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction and deprivation of the use of real property) or other damage of or to any Person or any Assets in any way arising from or allegedly arising from any Hazardous Activity conducted by any Person with respect to the business of Sellers or the Assets prior to the Closing Date or from any Hazardous Material that was (i) present on or before the Closing Date on or at the Facilities (or present on any other property if such Hazardous Material emanated from any Facility and was present on any Facility on or prior to the Closing Date) or (ii) Released or allegedly Released by any Person on or at any Facilities or Assets at any time on or prior to the Closing Date.

Buyer will be entitled to control any Remedial Action, any Proceeding relating to an Environmental Claim and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 11.3. The procedure described in Section 11.9 will apply to any claim solely for monetary damages relating to a matter covered by this Section 11.3.

11.4.                        INDEMNIFICATION AND REIMBURSEMENT BY BUYER

From and after the Closing Date, Buyer will indemnify and hold harmless Sellers and their representatives, shareholders, subsidiaries, and related persons (collectively, the “Seller Indemnified Persons”), and will reimburse Sellers and the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a)                                  any Breach of any representation or warranty made by Buyer in this Contract or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Contract;

(b)                                 any Breach of any covenant or obligation of Buyer in this Contract or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Contract;

(c)                                  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)                                 any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Active Hired Employees subsequent to the Closing;

(e)                                  any Assumed Liabilities;

(f)                                    any Liability arising out of the ownership or operation of the Assets after the Effective Time other than the Retained Liabilities;

(g)                                 any product or component thereof manufactured and shipped by, or any services provided by, Buyer, in whole or in part, after the Closing Date;

(h)                                 any Liability under the WARN Act or any similar state or local Legal Requirement that may result from an “Employment Loss”, as defined by 29 U.S.C. sect. 2101(a) (6), caused by any action of Buyer after the Closing or by Buyer’s decision not to hire previous employees of Sellers prior to the Closing;

(i)                                     any Environmental, Health and Safety Liabilities not in existence as of the Closing Date arising out of or relating to: (i) the ownership or operation by any Person at any time after the Closing Date of any of the Facilities, Assets or the

business of Buyer, or (ii) any Hazardous Materials or other contaminants that were present on the Facilities or Assets at any time after the Closing Date; or

(j)                                     any Liability of Sellers arising out of Closing the Contemplated Transactions in the absence of Consents pursuant to Buyer’s exercise of rights provided in Section 8.3.

11.5.                        LIMITATIONS ON AMOUNT—SELLER

Sellers shall have no liability (for indemnification or otherwise) with respect to claims under Section 11.2(a) until the total of all Damages with respect to such matters exceeds One Million Five Hundred Thousand dollars ($1,500,000), and then only for the amount by which such Damages exceed One Million Five Hundred Thousand dollars ($1,500,000). However, this Section 11.5 will not apply to claims under Section 11.2(b) through (i) or to matters arising in respect of Sections 3.1, 3.2, 3.7, 3.8, 3.10, 3.12, 3.18, 3.20, 3.23, 3.24, 3.25, or 3.26 or to any Breach of any of Sellers’ representations and warranties of which the Sellers had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Sellers of any covenant or obligation, and Sellers will be jointly and severally liable for all damages with respect to such Breaches.  Notwithstanding the foregoing, Sellers’ aggregate liability under Sections 11.2 and 11.3 shall in no event exceed Ten Million Dollars ($10,000,000), except in the case of claims based on Sellers’ failure to pay or make adequate provision for the payment of Retained Liabilities for which there shall be no limit to Sellers’ Liability.

11.6.                        LIMITATIONS ON AMOUNT—BUYER

Buyer will have no liability (for indemnification or otherwise) with respect to claims under Section 11.4(a) until the total of all Damages with respect to such matters exceeds One Million Five Hundred Thousand dollars ($1,500,000) and then only for the amount by which such Damages exceed One Million Five Hundred Thousand dollars ($1,500,000). However, this Section 11.6 will not apply to claims under Section 11.4(b) through (i) or matters arising in respect of Section 4.4 or to any Breach of any of Buyer’s representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches.  Notwithstanding the foregoing, Buyer’s aggregate liability under Section 11.4 shall in no event exceed Ten Million Dollars ($10,000,000).

11.7.                        TIME AND OTHER LIMITATIONS ON LIABILITY

(a)                                  If the Closing occurs, Sellers will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to or after the Closing Date or (ii) a representation or warranty, only if on or before the termination of the Escrow Agreement Buyer notifies Sellers of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.  The amount of any Damages for which Sellers will have liability (for indemnification or otherwise) shall be net of any amounts (i) actually recovered by the Buyer or Buyer Indemnified Persons under insurance policies in effect and applicable to such Damages; and, in this regard, the Buyer or Buyer Indemnified Persons shall use its or their Best Efforts to seek to obtain recovery under such insurance policies.

(b)                                 If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to or after the Closing Date or (ii) a representation or warranty, only if on or before the termination of the Escrow Agreement Sellers notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Sellers.

(c)                                  Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Contemplated Transactions unless the party’s claim is based, in whole or in part, on the fraudulent acts of the other party.

(d)                                 No party shall be entitled to indemnification under this Contract with respect to any Damage that is attributable to any Breach of this Contract by such party.  Buyer and Sellers shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making Best Efforts to mitigate or resolve any such claim or liability.  In the event that Buyer or Sellers shall fail so to cooperate and make such efforts to mitigate or resolve any such claim or liability, then notwithstanding anything else to the contrary contained herein, the other party shall not be required to indemnify any Person for any Damage that could reasonably be expected to have been avoided if Buyer or Sellers, as the case may be, had made such efforts.

(e)                                  The parties hereto agree that the indemnification provisions in this Contract are intended to provide the exclusive remedy following the Closing as to all Damages either may incur arising from or relating to the Contemplated Transactions, and each party hereby waives, to the full extent they may do so, any other rights or remedies that may arise under any applicable statute, rule or regulation, provided, however, claims for fraud or intentional misrepresentation shall not be limited by the provisions of this Section 11.7.

11.8.                        RIGHT OF SETOFF

Upon notice to Sellers or Buyer, as the case may be, specifying in reasonable detail the basis therefor, either Sellers or Buyer may set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable to the other party. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit either Sellers or Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.9.                        THIRD-PARTY CLAIMS

(a)                                  Promptly after receipt by a Person entitled to indemnity under Sections 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)                                 If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.9(a) of the assertion of a Third Party Claim, the Indemnifying Person, at its option, shall have the right to and, if requested by any Indemnified Person shall, assume the defense of the Third-Party Claim including the employment of counsel reasonably satisfactory to the Indemnified Person.  The Indemnified Person shall have the right to employ separate counsel in connection with such Third-Party Claim and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Persons, unless:  (i) the Indemnifying Person has failed promptly to assume the defense and employ counsel; or (ii) any Indemnified Person in good faith shall determine that such Indemnified Person may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Person in respect of such Third-Party Claim; provided that the Indemnifying Person shall not in such event be responsible hereunder for fees and expenses of more than one firm of separate counsel hired by the Indemnified Persons in connection with any such Third-Party Claim in the same jurisdiction, in addition to any local counsel.

(c)                                  The Indemnifying Person shall not be liable for any settlement or compromise of any Third-Party Claim effected without its written consent unless the Indemnifying Person has failed promptly to assume the defense and employ counsel after having notified the Indemnified Persons of its intent to do so or shall have failed to assume the defense after being requested to do so by any Indemnified Person.  The Indemnifying Person shall not, without the prior written consent of the Indemnified Persons, which consent shall not be unreasonably withheld, settle or compromise any claim, or permit a default of consent to the entry of any judgment in respect thereof, unless (A) such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnified Persons of an unconditional release from all liability in respect of such claim, and (B) such settlement, compromise or consent does not impose any liability or obligation on (or provide for injunctive or other non-monetary relief affecting) any of the Indemnified Persons.

(d)                                 Notwithstanding the provisions of Section 13.4, both Sellers and Buyer hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person or Seller Indemnified Person, as the case may be, for purposes of any claim that a Buyer Indemnified Person or Seller Indemnified Person, as the case may be, may have under this Contract with respect to such Proceeding or the matters alleged therein and agree that process may be served on Sellers or Buyer, as the case may be, with respect to such a claim anywhere in the world.

(e)                                  With respect to any Third-Party Claim subject to indemnification under this Article 11, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)                                    With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

11.10.                  OTHER CLAIMS

A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.11.                  INDEMNIFICATION IN CASE OF STRICT LIABILITY

THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE, REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LEGAL REQUIREMENTS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LEGAL REQUIREMENT).

12.                                 Confidentiality

12.1.                        DEFINITION OF CONFIDENTIAL INFORMATION

(a)                                  As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Sellers or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by any party (Buyer on the one hand or Sellers on the other hand) or their Representatives

(collectively, a “Disclosing Party”) to the other party or their Representatives (collectively, a “Receiving Party”):

(i)                                     all information that is a trade secret under applicable trade secret or other law;

(ii)                                  all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)                               all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)                              all notes, emails, analyses, databases, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(b)                                 Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Sellers hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

12.2.                        RESTRICTED USE OF CONFIDENTIAL INFORMATION

(a)                                  Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Contract or with the prior written consent of an authorized representative of Sellers with respect to Confidential Information of Sellers (each, a “Sellers Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Sellers shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Sellers, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer or Sellers shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

(b)                                 Unless and until this Contract is terminated, Sellers shall maintain as confidential any Confidential Information (including for this purpose any information of Sellers of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Sellers relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Sellers may use any Confidential Information of Sellers before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

(c)                                  From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Sellers relating to any of the Assets or the Assumed Liabilities.

12.3.                        EXCEPTIONS

Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Sellers shall not disclose any Confidential Information of Sellers relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

12.4.                        LEGAL PROCEEDINGS

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the

Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Contract.

12.5.                        RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION

If this Contract is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Sellers Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

12.6.                        ATTORNEY-CLIENT PRIVILEGE

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13.                                 General Provisions

13.1.                        EXPENSES

Except as otherwise provided in this Contract, each party to this Contract will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Contract and the Contemplated Transactions, including all fees and expense of its Representatives.  If this Contract is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Contract by another party.

13.2.                        PUBLIC ANNOUNCEMENTS

Any public announcement, press release or similar publicity with respect to this Contract or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers agree in their reasonable judgment. Except with the prior consent of the other party or as permitted by this Contract, neither Sellers, Buyer nor any of their Representatives shall disclose to any Person (a) the fact that any Confidential Information of Sellers have been disclosed to Buyer or its Representatives, that Buyer or their Representatives have inspected any portion of the Confidential Information of Sellers, that any Confidential Information of Buyer has been disclosed to Sellers or their Representatives or that Sellers or their Representatives have inspected any portion of the Confidential Information of Buyer or (b) any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Contract) or any of the terms of the Contemplated Transactions or the related documents (including this Contract). Sellers and Buyer will consult with each other concerning the means by which Sellers’ employees, customers, suppliers and others having dealings with Sellers will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.  Notwithstanding the foregoing, Buyer acknowledges that Sellers have disclosed certain information about the Contemplated Transactions to ESOP participant-beneficiaries having the right to direct the ESOT Trustee concerning its approval of the Contemplated Transactions, and Buyer agrees that Sellers may continue to make such disclosures of the Contemplated Transactions as the Sellers deem necessary, in their reasonable discretion, to effect such approval.

13.3.                        NOTICES

All notices, Consents, waivers and other communications required or permitted by this Contract shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Sellers (before the Closing): The Wornick Company

Attention: Mr. Larry L. Rose

President and Chief Executive Officer

10825 Kenwood Road

Cincinnati, Ohio 45242

Fax no.: 513/791-4148

E-mail address: lrose@larrylr.com

Sellers (after the Closing):

Attention: Mr. Larry L. Rose

Fax no.: 513/791-4148

E-mail address: lrose@larrylr.com

The Wornick Company Right Away Division, L.P.

Attention: Keith Frase

President

P.O. Box 55

McAllen, Texas 78505-0055

Fax no.: (956) 631-0857

E-mail address: kfrase@wornick.com

Right Away Management Corporation

Attention: Keith Frase

President

P.O. Box 55

McAllen, Texas 78505-0055

Fax no.: (956) 631-0857

E-mail address: kfrase@wornick.com

Buyer or Veritas:  The Wornick Company c/o Veritas Capital Management, L.L.C.

Attention:  Robert B. McKeon and Thomas J. Campbell

660 Madison Avenue

New York, NY 10021

Fax no.:  (212) 688-9411

E-mail address:                rmckeon@veritascapital.com
tcampbell@veritascapital.com

with a copy to:

Winston & Strawn LLP

Attention:  Benjamin M. Polk

200 Park Avenue

New York, NY 10166-4193

Fax no. (212) 294-4700

E-mail address: bpolk@winston.com

13.4.                        JURISDICTION; SERVICE OF PROCESS

Any Proceeding arising out of or relating to this Contract or any Contemplated Transaction shall be brought in the courts of the State of Delaware and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Contract or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.5.                        ENFORCEMENT OF CONTRACT

Sellers and Buyer acknowledge and agree that both Sellers and Buyer would be irreparably damaged if any of the provisions of this Contract are not performed in accordance with their specific terms and that any Breach of this Contract by Sellers or Buyer, as the case may be, could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which the parties may be entitled, at law or in equity, each party shall be entitled to enforce any provision of this Contract by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Contract, without posting any bond or other undertaking.

13.6.                        WAIVER; REMEDIES CUMULATIVE

The rights and remedies of the parties to this Contract are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Contract or any of the documents referred to in this Contract will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Contract or any of the documents referred to in this Contract can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Contract or the documents referred to in this Contract.

13.7.                        ENTIRE CONTRACT AND MODIFICATION

This Contract supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Sellers) and constitutes (along with the Exhibits and other documents delivered pursuant to this Contract) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Contract may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8.                        ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS

No party may assign any of its rights or delegate any of its obligations under this Contract without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Contract to any Subsidiary or other Related Person of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Contract will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Contract will be construed to give any Person other than the parties to this Contract any legal or equitable right, remedy or claim under or with respect to this Contract or any provision of this Contract, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8 and except as provided in Article 11 with respect to indemnification of Buyer Indemnified Persons and Seller Indemnified Persons.

13.9.                        SEVERABILITY

If any provision of this Contract is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Contract will remain in full force and effect. Any provision of this Contract held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10.                  CONSTRUCTION; USAGE

(a)                                  The headings of Articles and Sections in this Contract are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Contract.

(b)                                 Interpretation.  In this Contract, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any Person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Contract, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)                               reference to any gender includes each other gender;

(iv)                              reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)                                 reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)                              “hereunder,” “hereof,” “hereto”, and words of similar import shall be deemed references to this Contract as a whole and not to any particular Article, Section or other provision hereof;

(vii)                           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)                        “or” is used in the inclusive sense of “and/or”;

(ix)                                with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)                                   references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(c)                                  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.

(d)                                 Legal Representation of the Parties.  This Contract was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Contract to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

(e)                                  The schedules attached hereto referenced in Article 3 (the “Disclosure Schedules”) shall be arranged in sections corresponding to the sections contained in Article 3, and the disclosures in any section of the Disclosure Schedule shall qualify the corresponding section of Article 3 and any other section of Article 3 to which the Disclosure Schedule is reasonably applicable.  The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Sellers as set forth in this Contract or (ii) descriptions or lists of assets and liabilities and other items referred to in this Contract.

13.11.                  TIME OF ESSENCE

With regard to all dates and time periods set forth or referred to in this Contract, time is of the essence.

13.12.                  GOVERNING LAW

This Contract will be governed by and construed under the laws of the State of Delaware without regard to conflicts-of-laws principles that would require the application of any other law.

13.13.                  EXECUTION OF CONTRACT

This Contract may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Contract and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Contract and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Contract as to the parties and may be used in lieu of the original Contract for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

13.14.                  ATTORNEYS’ FEES

If any party to this Contract initiates any legal action arising out of or in connection with this Contract, the prevailing party in such legal action shall be entitled to recover from the other party all reasonable attorneys’ fees, expert witness fees and expenses incurred by the prevailing party in connection with any claim upon which such party prevails.

13.15.                  WAIVER OF JURY TRIAL

THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS CONTRACT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.16.                  VERITAS

Veritas is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.  Veritas has all requisite power and authority to conduct its business as it has been and is currently being conducted and to execute this Contract for the purposes stated herein, and the execution and delivery of this Contract by Veritas and the performance by it of its obligations hereunder have been duly and validly authorized by all necessary action on the part of Veritas.  Veritas represents and warrants that it has, and will maintain until the Closing or other termination of this Contract, cash in the amount of Five Million Dollars ($5,000,000) to perform its obligations under this Contract.

IN WITNESS WHEREOF, the parties have executed this Contract as of the dates written below.

Buyer:

The Wornick Company, a Delaware corporation

By:	/s/ Robert B. McKeon
	Name:	Robert B. McKeon
	Title:	President
Date: December 3, 2003

Solely for purposes of Sections 2.3(c) and 13.16:

Veritas:

Veritas Capital Management II, L.L.C.

By:	/s/ Robert B. McKeon
Robert B. McKeon
	Title:	President
Date: December 3, 2003

Sellers:

The Wornick Company, a Nevada corporation

By:		/s/ Larry L. Rose
Larry L. Rose, President and Chief Executive Officer

Date: December 3, 2003

The Wornick Company Right Away Division, a Nevada corporation

By:		/s/ Larry L. Rose
Larry L. Rose, President and Chief Executive Officer

Date: December 3, 2003

The Wornick Company Right Away Division, L.P., a Texas limited partnership

By:	Right Away Management Corporation, its General Partner
	By:	/s/ Keith Frase
Keith Frase, President

Date: December 3, 2003

Right Away Management Corporation, a Texas business corporation

By:		/s/ Keith Frase
Keith Frase, President
Date: December 3, 2003

Schedule 1
SCHEDULE OF DEFINITIONS

For purposes of this Contract, the following terms and variations thereof have the meanings specified or referred to in this Schedule 1:

“Accounts Receivable”—(a) all trade accounts receivable and other rights to payment from customers of Sellers and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Sellers, (b) all other accounts or notes receivable of Sellers and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accrued Expenses” — any expenses of Sellers accrued on the books of the company as of the Closing Date.

“Active Employee”  — as defined in Section 10.1.

“Adjustment Amount”—as defined in Section 2.8.

“Appurtenances”—all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.

“Assets”—as defined in Section 2.1.

“Assignment and Assumption Agreement”—as defined in Section 2.7(a)(ii).

“Assumed Liabilities”—as defined in Section 2.4(a).

“Balance Sheet”—as defined in Section 3.3.

“Best Efforts”—the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Contract will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Contract and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

“Bill of Sale”—as defined in Section 2.7(a)(i).

“Breach”—any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Contract or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Bulk Sales Laws”—as defined in Section 5.10.

“Business Day”—any day other than (a) Saturday or Sunday or (b) any other day on which banks in Ohio are permitted or required to be closed.

“Buyer”—as defined in the first paragraph of this Contract.

“Buyer Indemnified Persons”—as defined in Section 11.2.

“Closing”—as defined in Section 2.6.

“Closing Date”—the date on which the Closing actually takes place.

“Closing Inventories and Fixed Assets Capital”—as defined in Section 2.9(b).

“COBRA”—Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA.

“Code”—the Internal Revenue Code of 1986.

“Confidential Information”—as defined in Section 12.1.

“Consent”—any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions”—all of the transactions contemplated by this Contract.

“Contract”—any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Damages”—as defined in Section 11.2.

“Effective Time”—  11:59 p.m. on the Closing Date.

“Employee Benefit Plans”—as defined in Section 3.12.

“Encumbrance”—any charge, claim, community or other marital property interest, condition, equitable interest, lien, encumbrance, hypothecation, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, proxies, title retention agreement, title defect, securityholder agreement, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment”—soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental, Health and Safety Liabilities”—any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:

(a)                                  any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);

(b)                                 any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;

(c)                                  financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

(d)                                 any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA).

“Environmental Law”—any Legal Requirement that requires or relates to:

(a)                                  advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

(b)                                 preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment;

(c)                                  reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated;

(d)                                 assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

(e)                                  protecting resources, species or ecological amenities;

(f)                                    reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

(g)                                 cleaning up pollutants that have been Released, preventing the Threat of Release or paying the costs of such clean up or prevention; or

(h)                                 making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA”—the Employee Retirement Income Security Act of 1974.

“ESOP” — The Wornick Company Employee Stock Ownership Plan.

“ESOT” — The Wornick Company Employee Stock Ownership Trust established pursuant to the ESOP.

“ESOT Trustee” — First Bankers Trust Company, 2321 Koch’s Lane, P.O. Box 3566, Quincy, IL 62305-3566.

“Exchange Act”—the Securities Exchange Act of 1934.

“Excluded Assets”—as defined in Section 2.2.

“Facilities”—any leasehold interest in real property currently operated by Sellers, including the Tangible Personal Property used or operated by Sellers at the respective locations of the Leasehold Real Property specified in Section 3.6.

“Fixed Assets”  — the Tangible Personal Property of Seller described in Schedule 2.1(b) determined on a net basis after depreciation.

“GAAP”—generally accepted accounting principles for financial reporting in the United States, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.3 were prepared.

“Governing Documents”—with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”—any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Government Furnished Materials” — Materials furnished to the Sellers by Defense Supply Center Philadelphia at no cost to Sellers.  These are not recorded in Sellers’ financial statements but are separately accounted for in Sellers’ Records.

“Governmental Body”—any:

(a)                                  nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)                                 federal, state, local, municipal, foreign or other government;

(c)                                  governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)                                 multinational organization or body;

(e)                                  body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)                                    official of any of the foregoing.

“Ground Lease”—any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.

“Ground Lease Property”—any land, improvements and appurtenances subject to a Ground Lease in favor of Sellers.

“Hazardous Activity”—the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.

“Hazardous Material”—any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

“HSR Act”—the Hart-Scott-Rodino Antitrust Improvements Act.

“Improvements”—all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.

“Indemnified Person”—as defined in Section 11.9.

“Indemnifying Person”—as defined in Section 11.9.

“Initial Inventories and Fixed Assets Capital”—as defined in Section 2.9(a).

“Intellectual Property Assets”—as defined in Section 3.21(a).

“Interim Balance Sheet”—as defined in Section 3.3.

“Inventories”—all inventories of Sellers, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Sellers in the production of finished goods.

“IRS”—the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Knowledge”—an individual will be deemed to have Knowledge of a particular fact or other matter if (a) that individual is actually aware of that fact or matter or (b) a prudent individual could be expected to discover or otherwise become aware of that fact or matter in course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Contract.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above).

“Land”—all parcels and tracts of land in which Sellers have a leasehold ownership interest.

“Lease”—any Leasehold Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which each Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Leasehold Real Property”—the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.

“Legal Requirement”—any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”—with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Marks”—as defined in Section 3.21(a)(i).

“Material Consents”—as defined in Section 7.3.

“Occupational Safety and Health Law”—any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order”—any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Ordinary Course of Business”—an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:

(a)                                  is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(b)                                 does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, or if any such authorization is required, such authorization has been so obtained; and

(c)                                  is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“Permitted Encumbrances”—as defined in Section 3.7.

“Person”—an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”—any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”—as defined in Section 2.3.

“QSSS” — as defined in Section 2.1(k).

“Real Property Lease”—any Ground Lease or Space Lease.

“Record”—information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”—

With respect to a particular individual:

(a)                                  each other member of such individual’s Family;

(b)                                 any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)                                  any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)                                 any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)                                  any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)                                 any Person that holds a Material Interest in such specified Person;

(c)                                  each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)                                 any Person in which such specified Person holds a Material Interest; and

(e)                                  any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release”—any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.

“Remedial Action”—all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

“Representative”—with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities”—as defined in Section 2.4(b).

“SEC”—the United States Securities and Exchange Commission.

“Securities Act”—the Securities Act of 1933, as amended.

“Sellers”—as defined in the first paragraph of this Contract.

“Seller Contract”—any Contract (a) under which Sellers have or may acquire any rights or benefits; (b) under which Sellers have or may become subject to any obligation or liability; or (c) by which Sellers or any of the assets owned or used by Sellers is or may become bound.

“Software”—all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Space Lease”—any lease or rental agreement pertaining to the occupancy of any improved space on any Land.

“Subsidiary”—with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property”—all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Sellers (wherever located and whether or not carried on Sellers’ books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”—any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”—any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”—a Person that is not a party to this Contract.

“Third-Party Claim”—any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Threat of Release”—a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Trade Accounts Payable” — unsettled contractual payment obligations, incurred in the Ordinary Course of Business, owing by Sellers to Third Parties.

“WARN Act”— Worker Adjustment and Retraining Notification Act.